Supplement to Prospectus Supplement dated November 25, 2005

(To Prospectus dated February 10, 2004)

$2,081,692,000 (Approximate)

LONG BEACH MORTGAGE LOAN TRUST 2005-WL3

ASSET-BACKED CERTIFICATES, SERIES 2005-WL3

LONG BEACH SECURITIES CORP.

Depositor

LONG BEACH MORTGAGE COMPANY

Seller and Master Servicer

1.   The first sentence of the section entitled “Advances” under the heading “Summary” on page S-5 is amended as follows:

The Master Servicer will make cash advances to cover delinquent payments of principal and interest to the extent it reasonably believes that the cash advances are recoverable from future payments on the Mortgage Loans.

2.   The third sentence of the risk factor entitled “Potential Inadequacy of Credit Enhancement for the Offered Certificates and the Class B Certificates” under the heading “Risk Factors” on page S-13 is amended as follows:

If delinquencies or defaults occur on the Mortgage Loans, neither the Master Servicer nor any other entity will advance scheduled monthly payments of interest and principal on delinquent or defaulted Mortgage Loans if such advances are not likely to be recovered.

3.   The first sentence of the second paragraph of the section entitled “Advances” under the heading “The Pooling Agreement” on page S-61 is amended as follows:

Advances are required to be made only to the extent they are deemed by the Master Servicer to be recoverable from related late payments, Insurance Proceeds or liquidation proceeds.

The date of this supplement is November 30, 2005.